Exhibit 10.32
VENDOR SUBSCRIPTION AGREEMENT
     THlS AGREEMENT is made as of the 17th day of March, 2006, by and between, Lions Gate Films Inc., a Delaware corporation (“Purchaser”) and Icon International, Inc., a Connecticut corporation (“Icon”).
WITNESSETH:
     WHEREAS, Icon and various of its subsidiaries are engaged in the business of, among other things, procuring media advertising for customers; and
     WHEREAS, Icon desires to procure certain media advertising for Purchaser and Purchaser desires to purchase certain media advertising through Icon; and
     WHEREAS, Purchaser desires to enter into this Agreement in order to induce Icon to maintain the resources and capabilities necessary to ensure that it will have adequate commitments to enable it to acquire media advertising sufficient to satisfy certain of Purchaser’s advertising needs;
     NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally and equitably to be bound, hereby agree as follows:
     1. Agreement of Purchaser. Purchaser hereby agrees to purchase media advertising in accordance with the guidelines and specifications set forth on Exhibit A (collectively, the “Specifications”) in accordance with Exhibit B hereto and made a part hereof (collectively, “Media Advertising”). Purchaser agrees to purchase media schedules that are in accordance with the Specifications with a total purchase price equal to the Purchase Price (as hereafter defined) with such Media Advertising being priced based on Purchaser’s historical costs for such Media Advertising set forth on Exhibit B hereto, adjusted based on market conditions.
     2. Agreement of Icon. Icon agrees to procure for and to sell the Media Advertising to Purchaser. Icon acknowledges that Purchaser has provided Icon with a media plan set forth on Exhibit B (the “Media Plan”) that is in accordance with the Specifications. Icon shall create and forward to the Purchaser a media placement schedule (the “Media Schedule”) from such Media Plan. Upon Purchaser providing to Icon written approval of the Media Schedule, Icon shall place such Media Schedule. Icon acknowledges and agrees that in the event Purchaser purchases the Media Plan set forth on Exhibit B. exactly as set forth thereon, upon payment by Purchaser to Icon of the Purchase Price (as defined below) for such Media Plan, sufficient Guaranteed Minimum Credits (as defined below) shall be generated to extinguish Purchaser’s Guaranteed Minimum Payment (as defined below) obligation pursuant to this Agreement.
     3. Term. The Term of this Agreement is one year commencing as of the date first above written (“Effective Date’’) and ending one year after the Effective Date (“Expiration Date”).
     4. Payment Procedures.
     (a) Purchaser shall pay to Icon the aggregate purchase price for the Media Advertising in the amount of $4,103,125.00 (the “Purchase Price”). All purchases hereunder shall be non-commissionable. The foregoing Purchase Price is an estimate based on the assumption that all Media Advertising purchased will have a Minimum Credit Ratio (as hereafter defined) of 20%, resulting in total Guaranteed Minimum Credits of $820,625.00. In the event that the actual mix of Media Advertising purchased shall change based on the mutual agreement of Icon and Purchaser, Purchaser shall purchase a sufficient amount of Media Advertising such that the total Guaranteed Minimum Credits accrued shall still equal $820,625.00, with the Purchase Price being adjusted up or down accordingly.
     (b) Purchases of Media Advertising pursuant to Section 4(a) will generate Guaranteed Minimum Credits (as defined in Section 7(a)(i) hereof) which are credited against the Guaranteed Minimum Payment (as defined in Section 7(a)(ii) hereof) in arriving at Purchaser’s Minimum Payment obligations pursuant to Section 7(b) hereof.
     (c) Payment for the Media Advertising shall be made to Icon as follows:
     (i) Icon will submit to Purchaser invoices, accompanied by the applicable proof of performance (affidavits of performance provided to Icon by the media providers), for the amounts payable based on the Media Schedule authorized by Purchaser. Purchaser is not responsible for making payment to Icon for any Media Advertising ordered but not provided by Icon, including make-good advertising, until such advertising is provided and the applicable proof of performance is submitted to Purchaser. Purchaser is not responsible for making payment to Icon for any Media Advertising Discrepancies until such discrepancies are resolved to the satisfaction of Purchaser. Media Advertising Discrepancies that have been resolved will be invoiced by Icon (including applicable proof of performance). For purposes of this Agreement “Media Advertising Discrepancies” shall be defined as: a) any Media Advertising ordered by Purchaser and not provided by Icon, including any make–good advertising; b) Media Advertising provided by Icon not ordered by Purchaser; and c) Media Advertising provided by Icon, ordered by Purchaser, but not provided in accordance with Purchaser’s order.
     (ii) Subject to Section 4(c)(i), Purchaser shall pay each invoice in full within thirty (30) days after the invoice date.
     (iii) Subject to Section 4(c)(i), if payment of any amounts due hereunder are not paid on time or when due and payable in strict accordance with the terms and conditions of this Agreement, Purchaser shall pay interest at the prime rate (as quoted by JP Morgan Chase Bank), plus 2% or, if less, the maximum rate allowed by law on any and all unpaid balances due hereunder.
     (iv) Without limiting the generality or effect of any other provision hereof, and subject to Section 4(c)(i), the obligation of Purchaser to pay each invoice after delivery of the applicable conforming Media Advertising, on an individual transaction by transaction basis, shall be absolute and unconditional, and not subject to any offset or recoupment right or any other defense or counterclaim which Purchaser may have against Icon, the applicable media advertising provider or any other person or entity now or in the future either hereunder or otherwise.

     (v) Upon the occurrence of a Purchaser Default as set forth in Section 10 below, the payment and credit terms set forth in this Section 4(c) shall no longer apply and thereafter Purchaser shall be required to deliver the price for Media Advertising to Icon prior to the ordering of any of such Media Advertising. In addition, any issued and unpaid invoices not yet due under this Section 4(c) at the time of the occurrence of such Purchaser Default or determination shall become immediately due and payable.
     (vi) All payments by Purchaser shall be by check or wire transfer made payable to the order of Icon International, Inc. Checks shall be addressed as follows: Icon International, Inc., P.O. Box 533191, Atlanta, GA 30310-3191. Wire transfers shall be sent as follows: Chase Manhattan Bank, One Chase Manhattan Plaza, New York, NY 10081, ABA # 021000021, for the account of Icon International, Inc., account # 910 2 737773.
     (d) In the event Purchaser shall utilize the services of an agent in connection with the payment of Icon invoices, Purchaser shall remain liable to Icon (and its assigns) pursuant to the terms of this Agreement until such agent has fully performed Purchaser’s payment obligations hereunder. Icon shall have no obligation to pay any agency commission, service or brokers commissions, sales and use taxes, freight or delivery charges or any other similar add on fees in connection with the provision of Media Advertising or Additional Goods and Services (as hereafter defined) to Purchaser pursuant to this Agreement.
     5. Obligations and Acknowledgements of Icon.
     (a) Icon hereby acknowledges and agrees that all advertisements and other material to be used in connection with the Media Advertising (collectively, the “Advertisements”) furnished by Purchaser constitute the property of Purchaser and that Icon shall have no claim or proprietary interest in or to designs, patents, or trademarks pertaining to the goods and/or services of Purchaser, including any and all packaging, labels and logos, as well as any copyrighted material contained in the Advertisements arising out of the services rendered to Purchaser hereunder.
     (b) Icon acknowledges and agrees that all media broadcasts or publications secured under the terms of this Agreement shall be free and clear of all liens, conflicting claims or encumbrances imposed by it.
     (c) Icon shall deliver to Purchaser a Surety Bond (the “Surety Bond”) substantially in the form of Exhibit C attached hereto, with an original face value in the amount of $400,000.00 and a term of one year, terminating on March 17, 2007.
     6. Obligations and Acknowledgements of Purchaser.
     (a) Icon does not traffic the Media Advertising purchased hereunder. Accordingly, Purchaser shall furnish the Advertisements to the respective media providers sufficiently in advance of the scheduled use to permit the commitments hereunder to be fulfilled in the ordinary course of business.
     (b) Purchaser acknowledges and agrees that Purchaser shall be solely responsible for the content of each and every Advertisement and shall defend, indemnify and hold Icon and its affiliates harmless from and against any and all claims, demands, damages, losses, liabilities, expenses, actions or causes of action (including reasonable attorneys’ fees) arising out of the Advertisements or any claims of infringement or violation of any third party’s copyright, patent, trademark or other property right in connection with the Advertisements.
     (c) Purchaser understands that, if Purchaser cancels previously approved and placed Media Advertising. Icon may experience damage in its relationships with its vendors. Accordingly, should Purchaser cancel or fail to complete any Media Advertising after the same has been approved and ordered, for any reason other than the fault of Icon, Purchaser shall reimburse Icon for any direct out-of-pocket costs or expenses with respect to such canceled Media Advertising. The reimbursements hereunder are due and payable to Icon, without offset, within thirty (30) days of Purchaser’s receipt of the itemized accounting of such expenditures by Icon.
     (d) During the Term of this Agreement, Purchaser shall require its internal marketing department to, and shall request that its advertising agency, cooperate with and assist Icon in the placement of Media Advertising hereunder.
7.  Guaranteed Minimum Payment.
     (a) For purposes of this Agreement, the following definitions shall apply:
     (i) “Guaranteed Minimum Credits” for any Media Advertising purchased shall be equal to the Purchase Price of such Media Advertising multiplied by the Minimum Credit Ratio for such Media Advertising type. Guaranteed Minimum Credits are applicable as and when the related Purchase Price is actually paid by Purchaser.
     (ii) “Guaranteed Minimum Payment” shall be $820,625.00.
     (iii) “Minimum Credit Ratio” for each type of Media Advertising is as specified in Exhibit A attached hereto.
     (iv) “Minimum Payment” shall mean the Guaranteed Minimum Payment less the Guaranteed Minimum Credits.
     (b) As an inducement to Icon to enter into this Agreement, Purchaser agrees that on the Expiration Date, Purchaser will pay the Minimum Payment due to Icon, if any, regardless of the reason that Guaranteed Minimum Credits have not been accumulated in an amount sufficient to eliminate such Minimum Payment. Notwithstanding anything to the contrary contained herein, in the event Icon commits an Icon Delivery Default (as defined below), Purchaser shall not be required to pay any portion of such Minimum Payment that would have been extinguished had no such Icon Delivery Default occurred.
     (c) In the event Purchaser is required to make a Minimum Payment on the Expiration Date of this Agreement, Purchaser shall be entitled to use such Minimum Payment as a credit toward the purchase price multiplied by the applicable Minimum Credit Ratio for any Media Advertising purchased by Purchaser pursuant to the terms and conditions of this Agreement for a period of one year from the Expiration Date of this

Agreement. Except as provided in this Section 7(c), under no circumstances shall Purchaser be entitled to a credit for the Minimum Payment made.
     (d) Purchaser’s obligation to pay the Purchase Price for Media Advertising that has been delivered, but not paid for by Purchaser, shall be and remain an obligation of Purchaser independent of and in addition to any Minimum Payment due, subject to Purchaser’s rights and remedies generally respecting non-conforming Media Advertising provided by Icon.
     (e) Except as set forth in Section 7(b) above, Purchaser’s obligation to pay the Minimum Payment is and shall remain absolute, unconditional and irrevocable, regardless of the reason or reasons that Purchaser does not acquire or take delivery of any or all of the Media Advertising. Without limiting the generality or effect of the foregoing and notwithstanding any other provision hereof or of general contract or equitable principles, whether or not to induce any third party to pay a purchase price, or to provide loans or other financial accommodations to Icon, and thereby assist Icon in providing the Media Advertising to Purchaser, Purchaser irrevocably acknowledges and agrees that (i) in furtherance hereof, Purchaser agrees to limit its rights and remedies as more fully described in Section 1l(b) below, and (ii) Purchaser will indemnify, defend and hold Icon harmless, from and against any and all losses, costs, liabilities or expenses suffered or incurred by Icon by reason of the failure by Icon to receive the Minimum Payment that is due and payable pursuant to the terms of this Agreement.
8. Additional Goods and Services. Purchaser may, from time to time request that Icon assist Purchaser in the purchase of the following (collectively, the “Additional Goods and Services”): (a) media that does not conform to the Specifications; or (b) non-media goods and services. Upon the mutual agreement of Purchaser and Icon, Icon may provide Purchaser with Additional Goods and Services upon prices, specifications, terms and conditions (including the Minimum Credit Ratio for such Additional Goods and Services) mutually agreed upon in advance, in writing, by the parties hereto.
9. Representations and Warranties.
     (a) Icon hereby represents and warrants to Purchaser that:
     (i) Incorporation/Corporate Power. Icon is duly organized and validly existing under the laws of the state of Connecticut and has the capacity to enter into this Agreement, and the execution and delivery of this Agreement have been duly authorized by Icon;
     (ii) No Restrictions or Prohibitions. Icon is not subject to any restriction, contractual or otherwise, which prevents it from entering into and carrying out its obligations under this Agreement, and neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation or default of any term or provision of any contract, commitment, indenture or other agreement or restriction (including statutory, regulatory, administrative, or judicial restrictions) to which Icon is a party or is otherwise subject;
     (iii) No Required Filings. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental authority or regulatory body is required of Icon for the due execution, delivery or performance by Icon of this Agreement, except for any such authorizations, consents, approvals, licenses, exemptions, filings or registrations the failure of which to be obtained would not (x) have a material adverse effect on the business, financial condition or future prospects (“Material Adverse Effect”) of Icon or (y) be reasonably expected to impair the ability of Icon to perform its obligations under this Agreement;
     (iv) Enforceability. This Agreement constitutes a legal, valid and binding obligation of Icon, enforceable against Icon in accordance with its terms, except to the extent that such enforceability may be limited by the laws now or hereafter in effect, affecting generally the enforcement of creditors’ rights, and except to the extent that the availability of the remedy of specific performance or injunctive relief is subject to general principles of equity or the discretion of the court before which any proceeding therefor may be brought;
     (v) Solvency. Both before and after giving effect to the transactions contemplated in this Agreement, Icon’s assets have a fair market value in excess of its total liabilities, it has sufficient current assets to pay its current liabilities as they become due and matured, and it has, and will continue to have, access to adequate capital for the conduct of its business:
     (vi) Licenses and Permits. Icon holds all licenses, permits and other certificates required for the operation of its business, except for those licenses, permits and other certificates where the failure to hold such documents would not have a Material Adverse Effect on Icon. Icon is in compliance, in all material respects, with all applicable state and federal laws and regulations; and
     (vii) Legal Proceedings. There are no legal proceedings or investigations pending or, to the best of Icon’s knowledge, threatened against Icon before any court, tribunal or regulatory authority which could, if adversely determined, alone or together with any other proceedings, have a Material Adverse Effect on Icon or be reasonably expected to impair the ability of Icon to perform its obligations under this Agreement.
     (b) Purchaser hereby represents and warrants to Icon that:
     (i) Incorporation/Corporate Power. Purchaser is duly organized and validly existing under the laws of the state of its incorporation and has the capacity to enter into this Agreement, and the execution and delivery of this Agreement has been duly authorized by Purchaser;
     (ii) No Restrictions or Prohibitions. Purchaser is not subject to any restriction, contractual or otherwise, which prevents it from entering into and carrying out its obligations under this Agreement, and neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation or default of any term or provision of any contract, commitment, indenture, or other agreement or restriction (including statutory, regulatory, administrative, or judicial restrictions) to which Purchaser is a party or is otherwise subject:

     (iii) No Required Filings. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental authority or regulatory body is required of Purchaser for the due execution, delivery or performance by Purchaser of this Agreement, except for any such authorizations, consents, approvals, licenses, exemptions, filings or registrations the failure of which to be obtained would not (x) have a Material Adverse Effect on the Purchaser or (y) be reasonably expected to impair the ability of Purchaser to perform its obligations under this Agreement;
     (iv) Enforceability. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be limited by the laws now or hereafter in effect, affecting generally the enforcement of creditors’ rights and, except to the extent that the availability of the remedy of specific performance or injunctive relief is subject to general principles of equity or the discretion of the court before which any proceeding therefor may be brought;
     (v) Solvency. Both before and after giving effect to the transactions contemplated in this Agreement, Purchaser’s assets have a fair market value in excess of its total liabilities, it has sufficient current assets to pay its current liabilities as they become due and matured, and it has, and will continue to have, access to adequate capital for the conduct of its business;
     (vi) Licenses and Permits. Purchaser holds all licenses, permits and other certificates required for the operation of its business, except for those licenses, permits and other certificates where the failure to hold such documents would not have a Material Adverse Effect on Purchaser. Purchaser is in compliance in all material respects with all applicable state and federal laws and regulations; and
     (vii) Legal Proceedings. There are no legal proceedings or investigations pending or, to the best of Purchaser’s knowledge, threatened against Purchaser before any court, tribunal or regulatory authority which could, if adversely determined, alone or together with any other proceedings, have a Material Adverse Effect on Purchaser or be reasonably expected to impair the ability of Purchaser to perform its obligations under this Agreement.
10. Default.
     (a) Purchaser’s Default. Purchaser shall notify Icon immediately upon the existence of any of the following, each, a “Purchaser Default:”
     (i) Except as set forth in Section 7(b) above, Purchaser shall fail to pay all or any portion of the Minimum Payment on the Expiration Date;
     (ii) Purchaser shall fail to comply with any of its covenants set forth in this Agreement;
     (iii) Purchaser shall fail to perform any terms or agreements contained in this Agreement or in any other document or instrument executed or delivered in connection herewith, including Purchaser’s obligation to pay the

Purchase Price for Media Advertising provided pursuant to this Agreement, on the payment terms set forth in Section 4 above;
     (iv) Any representation or warranty of Purchaser in this Agreement or in any other document or instrument executed or delivered in connection herewith, shall have been false in any material respect on the date when made or deemed to have been made or repeated;
     (v) Purchaser shall be in default under any other agreements Purchaser may now or hereafter have with Icon;
     (vi) Purchaser shall fail to pay at maturity or when otherwise payable in whole or in part, or within any applicable period of grace, any obligation involving more than One Million and 00/100 Dollars ($1,000,000.00) in the aggregate for borrowed money or credit received, or shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such obligation, for such period of time as would permit (assuming the giving of any appropriate notice required) the holder or holders thereof or of any obligations issued there under to accelerate the maturity thereof;
     (vii) There shall occur a change in Purchaser’s business, financial condition, results of operations or prospects which has had or could reasonably be expected to have a Material Adverse Effect on Purchaser;
     (viii) Purchaser shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of Purchaser or of any substantial part of Purchaser’s assets or shall commence any case or other proceeding relating to Purchaser under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against Purchaser; and
     (ix) Notwithstanding the foregoing, a “Purchaser Default” shall not be deemed to have occurred under subsections: (a) 10(a)(i), (ii) or (iii) involving a payment of money, unless Purchaser shall fail to pay to Icon all or any portion of a payment when due, and such failure shall not be cured within ten (10) business days of the date Purchaser first receives written notice of such failure from Icon; and (b) 10(a)(ii) or (iii) with respect to any failure by Purchaser there under not involving a payment of money, unless such failure shall not be cured by Purchaser within thirty (30) days after Purchaser first has notice of such failure (or if such failure cannot reasonably be cured within thirty (30) days, then for such longer period not to exceed an additional sixty (60) days as shall be required to cure such failure), provided, however, that Purchaser shall at all times be diligently attempting to cure such failure.

     (b) After the occurrence of a Purchaser Default, all of Purchaser’s obligations to Icon, including any unpaid portion of the Minimum Payment, shall bear interest at a fixed rate per annum equal to the lesser of (i) the prime rate (as quoted by JP Morgan Chase Bank), plus 2%, or (ii) the highest or maximum rate of interest permissible to be charged for transactions of this type under the laws of the State of New York. Any amount paid in excess of such rate shall be considered to have been payments in reduction of the amount of the outstanding Minimum Payment.
     (c) Icon Default. Icon shall notify Purchaser immediately upon the existence of any of the following, each, an “Icon Default:”
     (i) Icon shall fail to comply with any of its covenants set forth in this Agreement;
     (ii) Icon shall fail to perform any terms or agreements contained in this Agreement or in any other document or instrument executed or delivered in connection herewith, including Icon’s obligation to deliver Media Advertising in accordance with the terms of this Agreement;
     (iii) Any representation or warranty of Icon in this Agreement or in any other document or instrument executed or delivered in connection herewith, shall have been false in any material respect on the date when made or deemed to have been made or repeated;
     (iv) Icon shall commit an Icon Delivery Default. For the purposes of this Agreement, an “Icon Delivery Default” shall be deemed to have occurred hereunder if Icon shall have failed in any material respect to comply with its obligations hereunder to deliver Media Advertising requested by Purchaser, and such failure shall have not been cured within fifteen business (15) days after Icon has received written notice from Purchaser of such failure;
     (v) Icon shall be in default under any other agreements Icon may now or hereafter have with Purchaser;
     (vi) Icon shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of Icon or of any substantial part of Icon’s assets or shall commence any case or other proceeding relating to Icon under any bankruptcy, reorganization, arrangements, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action or authorize or in furtherance of any the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against Icon; and
     (v) Notwithstanding the foregoing, an “Icon Default” shall not be deemed to have occurred under subsections 10(c)(i) or (ii) with respect to any failure by Icon there under not involving a payment of money, unless such failure shall not be cured by Icon within thirty (30) days after Icon first has notice of such failure (or if such failure cannot reasonably be cured within thirty (30) days, then for such longer period not to exceed an additional sixty (60) days as shall be required to cure such failure); provided, however, that Icon shall at all times be diligently attempting to cure such failure.
11. Remedies.
     (a) Icon Remedies. Upon the occurrence of a Purchaser Default, Icon may, at its option, and upon notice to or demand upon Purchaser, declare the Minimum Payment to be immediately due and payable in full, whereupon Icon’s obligations hereunder, including without limitation Icon’s obligation to supply the Media Advertising, shall thereupon terminate, and Icon shall have no further obligations to Purchaser under this Agreement. After the occurrence of a Purchaser Default, Purchaser shall pay to Icon, within ten (10) business days following demand, any direct, out-of-pocket costs of collection incurred by Icon. Such costs of collection shall include, but not be limited to, all costs and expenses, including attorney’s fees and expenses, incurred or expended by Icon in connection with (i) the preservation, attempted collection or collection of any of Purchaser’s obligations to Icon, including the outstanding amount of the Minimum Payment, or the preservation or enforcement of any other rights or remedies of Icon against the Purchaser, including without limitation any negotiations for the resolution of any dispute and the costs incurred by Icon in connection with any arbitration proceedings, and (ii) any litigation or arbitration proceedings or other dispute, resolution proceedings relating, directly or indirectly, to this Agreement.
     (b) Purchaser’s Remedies. Purchaser’s remedies for an Icon Default shall be limited as follows:
     (i) In the event of an Icon Delivery Default, Purchaser shall not be required to pay the portion of the Minimum Payment, if any, that would have been extinguished had no such Icon Delivery Default. For example, in the event Icon commits an Icon Delivery Default with respect to Media Advertising with a purchase price of $1,000,000.00 and a Minimum Credit Ratio of twenty percent (20%), and Purchaser’s purchases of Media Advertising have generated $250,000.00 in Guaranteed Minimum Credits less than would have been required to extinguish Purchaser’s Minimum Payment obligation, Purchaser shall make a Minimum Payment in the amount of $50,000.00 and shall not be required to pay the $200,000.00 portion of the Minimum Payment that would have been extinguished in the absence of such Icon Delivery Default. Except as provided in this Section 11(b)(i). no breach, default, act (including wrongful, fraudulent, arbitrary, capricious, reckless and negligent act), shall relieve or excuse Purchaser from its obligation to make the Minimum Payment. Purchaser expressly acknowledges and agrees that Icon’s rights to the Minimum Payment are freely assignable and that Purchaser’s obligations to make the Minimum Payment, except in the event of any Icon Delivery Default, shall not be subject to any rights of setoff or recoupment, or subject to any counterclaim or defense which Purchaser may claim to have, and Purchaser agrees that in any legal or equitable proceeding to enforce this Agreement against Purchaser, Purchaser shall not interpose any such claim for setoff or recoupment or attempt to avoid its obligation to make the Minimum Payment, in whole or in part, by way of defense or counterclaim.
     (ii) Any cause of action that Purchaser may have arising out of, in whole or part, Icon’s failure to perform under this Agreement, is reserved to

Purchaser, provided, however, that Purchaser may not assert any such claim or cause of action as a setoff or recoupment, defense or counterclaim to the Purchaser’s obligation to make the Minimum Payment, except in the event of any Icon Delivery Default as set forth in Section 11(b)(i) above; but rather Purchaser may only assert such claim or cause of action against Icon in an action that is separate and independent from any action to recover the Minimum Payment.
     (iii) Nothing herein shall preclude or prohibit Purchaser from bringing a cause of action against Icon to recover damages suffered or incurred by Purchaser as a result of Icon’s breach of this Agreement or failure to perform its obligations hereunder; provided, however, that such causes of action shall be independent of Purchaser’s obligation to make the Minimum Payment, except in the event of an Icon Delivery Default as set forth in Section 11(b)(i) above, and Purchaser shall have no offset or similar rights or defense with respect thereto as-more particularly provided in Sections 11(b)(i) and (ii) and 4(c)(v) hereof.
12. Assignment. This Agreement shall become effective when it shall have been executed by Icon and Purchaser and thereafter shall be binding upon, inure to the benefit of and be enforceable by Icon and Purchaser, and their respective permitted successors and assigns. Icon may assign any or all of its rights and interest, under this Agreement, including but not limited to its right to receive the Minimum Payment, without the consent of any other party. While Icon may delegate any of its obligations hereunder to a third party, such assignment shall not relieve Icon from such obligation. Purchaser may assign any or all of its rights or interest, but not its obligations, under this Agreement, without the consent of any other party. However, it is understood and agreed that upon reasonable advance notice from Purchaser to Icon, any entity wholly owned by Purchaser shall have the right with Purchaser’s consent, to identify and purchase under the terms hereof Media Advertising from Icon hereunder conforming to the Specifications and that any such purchases shall count towards satisfaction of Purchaser’s obligations respecting the Purchase Price and the Minimum Payment. Any assignment in violation of this Agreement shall be void.
13. Miscellaneous
     (a) Binding Arbitration. All claims, disputes and other matters in questions among the parties arising out of or relating to this Agreement, or the breach thereof, shall be decided by final and binding arbitration as provided in this Section 13. Arbitration shall be conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association. There shall be a single arbitrator appointed by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, there shall be three arbitrators appointed in accordance with the rules of the American Arbitration Association. The arbitrators shall award reasonable attorneys’ fees to the prevailing party or parties, (or, if no party prevails in full, the arbitrator may award reasonable attorneys’ fees based upon the extent to which the arbitrator determines that one or more of the parties prevailed). The arbitrators may not award consequential or punitive damages. The decision and award of a majority of the arbitrators may be entered as a judgment in any court of competent jurisdiction. Except as otherwise provided in this Agreement, the parties shall rely solely on the procedures set forth herein to resolve any claim, dispute or other matter arising out of or relating to this Agreement, or the breach thereof. If any party to this Agreement files an action in court in violation of this

Agreement, that party shall indemnify the other parties for their costs and counsel fees incurred as a result of such violation.
     (b) Notices. All notices required to be given pursuant to this Agreement shall be deemed given when actually delivered personally, by overnight courier or telefax or three days after being deposited in the United States mail service, postage prepaid and addressed to the receiving party as follows:

For Icon:	Icon International, Inc.
107 Elm Street/4 Stamford Plaza
Stamford, Connecticut 06902
Attn: Mr. John Kramer, President

For Purchaser:	Lions Gate Films Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, CA 90404
Attn: Mr. Wayne Levin, General Counsel
     (c) Severability. The invalidity, illegality or unenforceability of any provisions of this Agreement shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.
     (d) Waiver. Any waiver (whether express or implied) by any party hereto of the breach of any term or condition of this Agreement shall not constitute a waiver of any subsequent breach of the same or other term or condition of this Agreement.
     (e) Governing Law; Jurisdiction. This Agreement shall be interpreted in its entirety in accordance with the laws of the State of New York. Each of Icon and Purchaser hereby submit to the exclusive jurisdiction of the state or federal courts resident in the State of New York for purposes of enforcing any arbitration award or resolving any disputes arising under this Agreement.
     (f) No Joint Venture. Nothing contained herein shall be construed to constitute or deem either party as a partner, joint venturer, employee, associate or agent of the other.
     (g) Entire Agreement. This Agreement constitutes is the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements, proposals, letters of intent, representations and commitments. This Agreement may be amended only by an instrument executed by the authorized representative of all parties.
     (h) Confidentiality. Both Purchaser and Icon acknowledge that during the Term of this Agreement, each party may obtain access to confidential and proprietary information, trade secrets, customer lists, media information, media pricing and financial information (the “Confidential Information”) of the other party. The parties acknowledge that each party would be irreparably damaged by the disclosure of the Confidential Information to others. Therefore, the parties agree to keep secret and confidential and not to disclose the Confidential Information of each other without the prior written consent of the other party. The parties’ agreement not to disclose the Confidential Information shall survive the expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ICON INTERNATIONAL, INC.
By:	/s/ Clavence V. Lee III
	Name:	Clavence V. Lee III
	Title:	EVP/CFO

LIONS GATE FILMS INC.
By:	/s/ Wayne Levin
	Name:	Wayne Levin
	Title:	GC